EXHIBIT 3

COOPERATION AGREEMENT
March 10, 2021

Hudson Executive Capital LP
c/o Cadwalader, Wickersham & Taft LLP
200 Liberty Street
New York, New York 10281
Ladies and Gentlemen:
eHealth, Inc. (the “Company”), on the one hand, and Hudson Executive Capital LP, on behalf of itself, its affiliates and its affiliated funds (such affiliates and affiliated funds (which, for the avoidance of doubt, shall include HEC Management GP LLC and HEC Master Fund LP), together with Hudson Executive Capital LP, collectively, “Hudson”), on the other hand, have agreed to the terms contained in this Cooperation Agreement (this “Agreement”). This Agreement will take effect as of the date hereof (the “Effective Date”). For purposes of this Agreement, we refer to each of the Company and Hudson as a “Party” and, together, as the “Parties.”
1.       Company Board and Related Matters.
(a) Board Actions. As of the date of this Agreement, the Board of Directors of the Company (the “Board”) has taken the following actions:
(i) the Board has duly adopted a resolution to increase the size of the Board by one (1) director and duly appointed John Hass to fill the newly created seat (the “First Director”) to the Board to serve as a Class I director, which individual is independent of each of the Company and Hudson and will serve a term expiring at the Company’s 2022 annual meeting of shareholders (including any adjournments or postponements thereof, the “2022 Annual Meeting”); and
(ii)       the Board has determined the First Director’s “independence” under the rules and regulations of the Nasdaq Stock Market (“Nasdaq”), the SEC rules and regulations and the guidelines of the Company’s independent registered public accounting firm and in accordance with its customary and generally applicable procedures for evaluating director candidates.
(b) Additional Independent Director.
(i)       As promptly as practicable following the execution of this Agreement, but in any event no later than forty-five (45) days from the date of this Agreement, the Company and Hudson shall cooperate in good faith to agree upon one (1) additional director (the “Second Director” and, together with the First Director, the “Newly Appointed Directors” and each, a “Newly Appointed Director”) to serve as a Class III director, with a term expiring at the Company’s 2021 annual meeting of shareholders (including any adjournments or postponements thereof, the “2021 Annual Meeting”).  The Second Director shall be selected from a list of candidates prepared by the Company, and Hudson shall provide input by suggesting names of individuals for consideration as candidates (the “Second Director Process”).  Upon selection of the Second Director, the Board shall increase the size of the Board at that time by one (1) director and take all action necessary to appoint the Second Director to the Board to serve as a Class III director.
(ii)       The Board will nominate the Second Director for election to the Board at the Company’s 2021 Annual Meeting with a term expiring at the Company’s 2024 annual meeting of shareholders (including any adjournments or postponements thereof).
(iii)      The Board will determine the Second Director’s “independence” under the rules and regulations of Nasdaq, the SEC rules and regulations and the guidelines of the Company’s independent registered public accounting firm and in accordance with its customary and generally applicable procedures for evaluating director candidates.
(c) Information To Be Provided By Newly Appointed Directors. In connection with the foregoing, and as a condition to the Newly Appointed Directors’ appointments to the Board, the Newly Appointed Directors will provide to the Company the information required to be disclosed by directors or director candidates of the Company in proxy statements or other filings under applicable law or stock exchange regulations, information required of all other non-management directors of the Company in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations, and fully completed copies of the Company’s director candidate questionnaire and other reasonable and customary director onboarding documentation, in each case, that is delivered by all other non-management directors of the Company, and consent to the background checks that are undergone by all other non-management directors of the Company.  The Company confirms that the First Director has previously provided all information required by this Section 1(c).
(d) Board Size. From the Effective Date and continuing until the appointment of the Second Director, the size of the Board will not be more than nine (9) directors and, following the appointment of the Second Director and continuing until the Expiration Date, the size of the Board will not be more than ten (10) directors.
(e) 2021 Annual Meeting Nominee. The Company agrees that the slate of nominees recommended by the Board in the Company’s proxy statement and on its proxy card relating to the 2021 Annual Meeting shall include the Second Director, Jack L. Oliver and Dale B. Wolf (the “2021 Annual Meeting Nominees”), and no other nominees. The Company shall list the Second Director in the proxy statement and the proxy card prepared, filed and delivered in connection with such meeting and recommend that the Company’s shareholders vote in favor of the election of the Second Director and otherwise support the Second Director in a manner no less or more rigorous and favorable than the manner in which the Company supports any other nominees.
(f) Company Policies. The policies, procedures, processes, codes, rules, standards and guidelines applicable to other directors of the Company, including the Corporate Governance Guidelines and Code of Business Conduct, and any other policies applicable to members of the Board, including, but not limited to, policies related to stock ownership, public disclosures and confidentiality (as may be amended from time to time, collectively, the “Company

Policies”) will be applicable to each Newly Appointed Director during such directors’ term of service. The Company represents and warrants that all Company Policies currently in effect are publicly available on the Company’s website or have been provided to Hudson or its counsel. For the avoidance of doubt, the Company Policies shall not apply to Hudson or any of their affiliated funds.
(g) Non-Interference. The Company will not take any action to frustrate the purposes of this Agreement, including by (i) amending or making any alterations to its organizational documents or any Company Policies or (ii) utilizing any existing or new committee of the Board.
(h) Committees. As of the Effective Date, the Board has duly appointed the First Director to serve on the Strategy Committee of the Board (the “Strategy Committee”). The First Director or any Successor Director that replaces the First Director on the Board shall continue to serve on the Strategy Committee for so long as he or she is serving as a member of the Board as an independent director and otherwise continues to satisfy the eligibility requirements of such committee that are in place as of the execution of this Agreement, unless otherwise agreed by Hudson in writing.  Upon appointment to the Board, the Board shall duly appoint the Second Director to serve on at least one committee of the Board.  The Second Director or any Successor Director that replaces the Second Director on the Board shall continue to serve on at least one committee of the Board for so long as he or she is serving as a member of the Board as an independent director and otherwise continues to satisfy the eligibility requirements of such committee that are in place as of the execution of this Agreement, unless otherwise agreed by Hudson in writing. Each Newly Appointed Director will have the same access to all Board committee materials and meetings as all the other members of the Board.  The Company shall not form any new committee of the Board unless at least one Newly Appointed Director is a member of such committee or at least one of the Newly Appointed Directors approves the formation of such committee. The appointment and service of the Newly Appointed Directors and any successors on the foregoing committees shall be subject to their continued qualifications to serve on such committees under the Nasdaq Listing Rules, the applicable SEC rules and regulations and the guidelines of the Company’s independent registered public accounting firm.
(i) Successor Directors.
(i) If the First Director ceases to serve as a member of the Board prior to the Expiration Date due to death or disability, Hudson shall be entitled to select another individual to be appointed to the Board (a “First Director Successor”) following the same process under which Hudson suggested, and the Company vetted, from a pool of candidates to mutually identify the First Director. The First Director Successor shall be independent of each of the Company and Hudson, shall qualify as “independent” under the Nasdaq Listing Rules, the SEC rules and regulations and the guidelines of the Company’s independent registered public accounting firm, and have qualifications, experience and industry expertise that are substantially similar to the First Director (or any First Director Successor) being replaced.  The Company shall take all necessary actions to promptly appoint such First Director Successor to the Board and the applicable committee(s), subject to the approval (not to be unreasonably withheld) of the Nominating and Corporate Governance Committee of the Board, after conducting a good faith and customary process consistent with the Board’s fiduciary duties (and who satisfies the Company Policies applicable to all directors). All references to “First Director,” for purposes of this Agreement, shall be deemed references to the First Director Successor that replaced the applicable First Director in the event that a First Director Successor is appointed.
(ii) If the Second Director ceases to serve as a member of the Board prior to the Expiration Date, the Company and Hudson shall cooperate in good faith to agree upon another individual to be appointed to the Board (a “Second Director Successor” and, each of the First Director Successor and the Second Director Successor, a “Successor Director”) following the Second Director Process.  The Company shall take all necessary actions to promptly appoint such Second Director Successor to the Board and the applicable committee(s). All references to “Second Director,” for purposes of this Agreement, shall be deemed references to the Second Director Successor that replaced the applicable Second Director in the event that a Second Director Successor is appointed.
(iii)       If the First Director Successor proposed by Hudson is rejected for the permitted reasons described in this Section 1(i), Hudson shall be entitled to continue proposing persons as replacement successors to the Board and any such replacement successor shall be promptly appointed to the Board (subject to the Board’s right to reject such person’s candidacy as First Director Successor for the permitted reasons described in this Section 1(i)). The onboarding of the First Director Successor will be through a reasonable and customary process no more onerous, burdensome or time consuming than the process for onboarding any other director to the Board, and there will be no procedure, policy or other obstacle implemented with the intent or effect of prejudicing the First Director Successors ability to timely join the Board. The Company shall exercise reasonable best efforts, in cooperation with Hudson, to ensure that any First Director Successor is found independent by the relevant regulatory entities.
(iv)       Notwithstanding any of the foregoing, Hudson shall not take any action, direct or indirect, to cause either Newly Appointed Director to cease serving as a director, and the rights with respect to the designation of a Successor Director described herein shall be subject to Hudson having aggregate beneficial ownership of at least three percent (3%) of the shares of the common stock of the Company, par value $0.001 per share (“Common Stock”), outstanding at such time (provided, that for purposes of such calculation, the total outstanding shares of Common Stock as of the date of such determination shall be deemed to be the lesser of (1) the aggregate number of shares of Common Stock outstanding as of the date hereof or (2) the aggregate number of shares of Common Stock outstanding as of the date of such determination (in each case, as equitably adjusted for any combinations, splits, recapitalizations or similar actions)).
(j) Shareholder Meetings.
(i)          Meetings. At any annual or special meeting of shareholders of the Company prior to the Expiration Date (including any action of the shareholders by written consent), Hudson shall, or shall cause its Affiliates, Associates (each as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act of 1934, as amended, and with the rules and regulations thereunder (the “Exchange Act”)) or representatives to, appear in person or by proxy at such meeting (or submit written consents) and vote all shares of Common

Stock over which Hudson, its Affiliates or Associates has voting power (A) in favor of all directors nominated by the Board for election at any such meeting, (B) in accordance with the Board’s recommendations with respect to any proposal to be submitted to the shareholders of the Company; provided, however, that Hudson shall be permitted to vote in its discretion on any proposal of the Company in respect of any Extraordinary Transaction (as defined below).
(ii) Interim Special Meetings. From the Effective Date and continuing until the Expiration Date, the Company shall not call or hold any interim special meeting of shareholders for the purpose of removing and/or replacing the Newly Appointed Directors.
2. Standstill Restrictions. From the Effective Date and continuing until the Expiration Date (as defined below), Hudson will not, and will cause its controlling and controlled Affiliates not to, directly or indirectly:
(a) purchase or otherwise acquire, or offer, seek, propose or agree to acquire, beneficial ownership of Common Stock such that, giving effect to such purchase or acquisition, Hudson’s beneficial ownership of Common Stock would exceed 9.9% of the Common Stock outstanding;
(b) engage in, or assist in the engagement in, soliciting proxies or written consents of shareholders with respect to, or from the holders of, any shares of Common Stock or any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies (collectively, “Voting Securities”), or make, or in any way participate in (other than by voting its shares of Voting Securities in a way that does not violate this Agreement), any solicitation of any proxy, consent or other authority to vote any Voting Securities with respect to the election of directors or any other matter, otherwise conduct or assist in the conducting of any binding or nonbinding referendum with respect to the Company, or seek to advise or encourage any person in, any proxy contest or any solicitation with respect to the Company not approved and recommended by the Board, including relating to the removal or the election of directors, other than solicitations or actions as a participant in support of all of the Company’s nominees;
(c) form, join or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any Voting Securities, or deposit any Voting Securities in a voting trust or subject any Voting Securities to any voting agreement or other arrangement of similar effect (other than any such voting trust, arrangement or agreement solely among Hudson and its Affiliates that is otherwise in accordance with this Agreement);
(d) publicly seek to call, or request the call of, a special meeting of the shareholders of the Company or publicly seek to make, or make, a shareholder proposal at any meeting of the shareholders of the Company, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Exchange Act, to vote any securities of the Company (including by initiating, encouraging or participating in a “withhold” or similar campaign);

(e) (i) except as expressly permitted by this Agreement, seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board or (ii) seek, alone or in concert with others, the removal of any member of the Board;
(f) make any request or submit any proposal to amend or waive any of the terms of this Agreement, in each case which would reasonably be expected to result in a public announcement or public disclosure of such request or proposal or give rise to a requirement to so publicly announce or disclose such request or proposal;
(g) advise, encourage or influence any person with respect to the voting of (or execution of a written consent in respect of) or disposition of any securities of the Company;
(h) sell or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, any shares of Common Stock or any derivatives relating to Common Stock to any third party (a “Third Party”) other than a Third Party that (x) is (i) a Party to this Agreement, (ii) a member of the Board or (iii) an officer of the Company or (y) would not, together with its Affiliates, own, control or otherwise have beneficial ownership representing in the aggregate in excess of 4.9% of the shares of Common Stock outstanding at such time as a result of such transfer, except for Schedule 13G filers that are mutual funds, pension funds, index funds or investment fund managers that have not been identified on the most recent “SharkWatch 50” list, as published by FactSet and any successor (the “SharkWatch List”) and are not publicly disclosed Affiliate funds of such a filer on the SharkWatch List; provided, that nothing herein shall restrict or limit Hudson’s ability to sell or otherwise dispose of any shares of Common Stock or any derivatives relating to Common Stock in open market transactions where the identity of the purchaser is not readily available;
(i) take any action in support of or make any proposal, announcement, statement or request regarding: (A) advising, controlling, changing or influencing the Board or management of the Company, including but not limited to, plans or proposals to change the number or term of directors or to fill any vacancies on the Board, (B) any Extraordinary Transaction or exploration thereof (it being understood that this clause 5(i)(B) shall not restrict Hudson from tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as other shareholders of the Company, or from participating in any such transaction that has been approved by the Board) or (C) any other material change in the Company’s or any of its subsidiaries’ operations, business, corporate strategy, corporate structure, capital structure or allocation, or share repurchase or dividend policies; provided, for the avoidance of doubt, that Hudson and its Affiliates shall be entitled to engage in private discussions with respect to such matters with limited partners or shareholders of Hudson or its Affiliates;
(j) engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right or other similar right (including any put or call option or “swap” transaction) with respect to any security (other than in connection with a broad-based market basket or index) that relates to or derives any part of its value from any decline in the market price or value of any securities of the Company, and would result in Hudson (together with its affiliates) failing to have an aggregate net long position (as defined in Rule 14e-4 under the Exchange Act) in the Company;

(k) communicate with the Company’s shareholders or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act;
(l)      engage in any course of conduct with the purpose of causing shareholders of the Company to vote contrary to the recommendation of the Board on any matter presented to the Company’s shareholders for their vote at any meeting of the Company’s shareholders or by written consent;
(m)     publicly act, including by making public announcements or speaking to reporters or members of the media (whether “on the record” or on “background” or “off the record”), to seek to influence the Company’s shareholders, management or the Board with respect to the Company’s policies, operations, balance sheet, capital allocation, marketing approach, business configuration, Extraordinary Transactions, or strategy or to obtain representation on the Board or seek the removal of any director in any manner, except as expressly permitted by this Agreement;
(n) call or seek to call, or request the call of, alone or in concert with others, any meeting of shareholders, whether or not such a meeting is permitted by the Amended and Restated Bylaws (the “Bylaws”), including a “town hall meeting”;
(o) seek, or encourage or advise any person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the election, removal or replacement of any directors;
(p) demand a copy of the Company’s list of shareholders or its other books and records or make any request pursuant to Rule 14a-7 under the Exchange Act or under any statutory or regulatory provisions of Delaware providing for stockholder access to books and records (including lists of shareholders) of the Company;
(q) make any request or submit any proposal to amend or waive the terms of this Section 2 other than through non-public communications with the Company that would not be reasonably likely to trigger public disclosure obligations for any Party;
(r) disclose in a manner that could reasonably be expected to become public any intent, purpose, plan or proposal with respect to any director or the Company’s management, policies, strategy, operations, financial results or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement; or
(s) enter into any discussions, negotiations, agreements or understandings with any person with respect to the foregoing, or advise, assist, knowingly encourage or seek to persuade any person to take any action or make any statement with respect to any such action, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing.
The restrictions set forth in this Section 2 shall not apply to any Newly Appointed Director acting in his capacity as a director of the Company. The Parties further agree that neither Hudson nor any of its Affiliates shall seek to do indirectly through the Newly Appointed Directors (or any Successor Directors) anything that would be prohibited if done by Hudson or its Affiliates. For the avoidance of doubt, the Parties acknowledge and agree that Hudson intends to continue to engage in non-public discussions with members of management of the Company and the Board and nothing in this Section 2 shall be deemed to prevent or impede such discussions from occurring, so long as such discussion is not intended to, and would not reasonably be expected to, require any public disclosure of such discussion.  The Company shall notify Hudson in writing upon the occurrence of the Expiration Date.
As used herein “Extraordinary Transaction” means any merger, acquisition, amalgamation, tender offer, exchange offer, recapitalization, restructuring, disposition, distribution, spin-off, asset sale, joint venture or other business combination involving the Company or any of its subsidiaries or that relates to or would result in a Change of Control.
3. Press Release; Form 8-K; Publicity. The Parties agree that promptly following the execution and delivery of this Agreement by the Parties, (A) the Company will issue the press release attached to this Agreement as Exhibit A (the “Press Release”) and file a Current Report on Form 8-K in the form previously agreed by the Parties and (B) Hudson will file an amendment to its Schedule 13D in the form previously agreed by the Parties. Prior to the Expiration Date, the Company, on the one hand, and Hudson, on the other hand, shall each refrain from making, and shall cause their respective Affiliates and Associates and its and their respective principals, directors, members, general partners, officers, employees, agents and representatives (collectively, “Representatives”) not to make, any public statement that constitutes an ad hominem attack on, or that otherwise disparages, impugns or is reasonably likely to damage the reputation of, (i) in the case of statements by Hudson or any of its Representatives, the Company or any of its Affiliates or any of its or their respective officers, directors or employees or any person who has served in any of the foregoing capacities, or (ii) in the case of statements by the Company or any of its Representatives, Hudson or any of its Affiliates or any of its or their respective partners, members, officers, directors or employees or any person who has served in the foregoing capacity. The foregoing sentence shall not restrict the ability of any Party to (1) comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the Party from whom information is sought or (2) make private statements to directors of the Board, employees of the Company, Hudson or employees of Hudson in a manner in which public dissemination of such statements would not be reasonably anticipated.
4. Representations of the Company. The Company represents and warrants to Hudson that (a) the Company has the corporate power and authority to execute and deliver this Agreement and to bind it hereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law) and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

5. Representations of Hudson. Hudson represents and warrants to the Company that (a) Hudson has the power and authority to execute and deliver this Agreement and to bind itself and its affiliates to this Agreement (and Hudson Executive Capital LP has the power and authority to execute and deliver this Agreement and to bind itself and the entities listed on Schedule A to this Agreement), (b) this Agreement has been duly authorized, executed and delivered by Hudson, constitutes a valid and binding obligation of Hudson, and is enforceable against Hudson in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law), (c) the execution of this Agreement by Hudson does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to Hudson, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which Hudson is a party or by which it is bound, (d) Hudson, together with its Affiliates, beneficially owns (as defined in Rule 13d-3 promulgated by the SEC under the Exchange Act) in the aggregate 1,501,002 shares of Common Stock, (e) except as disclosed on Exhibit B, Hudson is not a party to any swap or hedging transactions or other derivative agreements of any nature with respect to any Voting Securities; and (f) the Newly Appointed Directors (or any Successor Directors) will not be, and Hudson will not consider the Newly Appointed Directors (or any Successor Directors) to be, stockholder designees or stockholder representatives of Hudson.
6. Term. The term of this Agreement shall commence on the Effective Date and shall continue until the date (the “Expiration Date”) that is the earlier of (a) December 31, 2021 and (b) the date that is thirty (30) days prior to the deadline under the Bylaws for director nominations and shareholder proposals for the 2022 Annual Meeting; provided, however, that (i) Hudson may earlier terminate this Agreement if the Company commits a material breach of its obligations under this Agreement that (if capable of being cured) is not cured within fifteen (15) days after receipt by the Company from Hudson specifying the material breach, or, if impossible to cure within fifteen (15) days, that the Company has not taken any substantive action to cure within such fifteen (15)-day period, and (ii) the Company may earlier terminate this Agreement if Hudson commits a material breach of this Agreement that (if capable of being cured) is not cured within fifteen (15) days after receipt by Hudson from the Company specifying the material breach, or, if impossible to cure within fifteen (15) days, that Hudson has not taken any substantive action to cure within such fifteen (15)-day period; provided, further that either the Company or Hudson may earlier terminate this Agreement upon the consummation of a Change of Control (as defined below); provided, further, that no expiration or termination of this Agreement will relieve any Party hereto from any liability for a breach of this Agreement prior to such expiration or termination.  Notwithstanding the foregoing, Section 10 through Section 15 shall survive the termination of this Agreement. A “Change of Control” shall be deemed to have taken place if (i) any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the equity interests and voting power of the Company’s then outstanding equity securities, (ii) as a result of a merger or stock-for-stock transaction the Company’s stockholders retain less than fifty percent (50%) of the equity interests and voting power of the surviving entity’s then-outstanding equity securities or (iii) the Company sells all or substantially all of its assets.

7. Fiduciary Duties; Rights of Newly Appointed Directors.
(a) Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, nothing contained herein shall require any director to violate his or her fiduciary duties.
(b) Newly Appointed Director Benefits. The Company agrees that the Newly Appointed Directors shall receive (i) the same benefits of director and officer insurance, and any indemnity and exculpation arrangements available generally to the directors of the Board and (ii) such other benefits on the same basis as all other non-management directors on the Board, including, unless otherwise requested by such Newly Appointed Director, having the Company (or legal counsel) prepare and file with the SEC, at the Company’s expense, any Form 3, Form 4 and Form 5 under Section 16 of the Exchange Act that are required to be filed by each director of the Company.
8. Expenses.  No later than five (5) business days following the execution of this Agreement, the Company shall reimburse Hudson for its reasonable, documented out-of-pocket fees and expenses (including attorney’s fees and other legal expenses and expenses related to the engagement of other advisors and consultants) incurred by Hudson prior to the Effective Date in connection with its engagement with the Company and the negotiation and execution of this Agreement and the transactions contemplated hereby not to exceed the aggregate amount previously agreed to by the Parties.
9. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).
10. Specific Performance. Each Party acknowledges and agrees that irreparable injury to the other Party would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages may not be an adequate remedy for such a breach. It is accordingly agreed that each Party may be entitled to seek specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof. Each Party agrees to waive any bonding requirement under any applicable law in the case any other Party seeks to enforce the terms by way of equitable relief.
11. APPLICABLE LAW AND JURISDICTION. THIS COOPERATION AGREEMENT WILL BE GOVERNED BY, AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REFERENCE TO CONFLICTS OF LAWS PRINCIPLES. EACH OF THE PARTIES IRREVOCABLY AGREES THAT ANY LEGAL ACTION OR PROCEEDING TO ENFORCE THIS COOPERATION AGREEMENT WILL BE BROUGHT EXCLUSIVELY IN (A) THE DELAWARE COURT OF CHANCERY IN AND FOR NEW CASTLE COUNTY, (B) IN THE EVENT (BUT ONLY IN THE EVENT THAT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION OVER SUCH ACTION), THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE OR (C) IN THE EVENT (BUT ONLY IN THE EVENT) SUCH COURTS IDENTIFIED IN CLAUSES (A) AND (B) DO NOT HAVE SUBJECT MATTER JURISDICTION OVER SUCH ACTION, ANY OTHER DELAWARE STATE COURT (COLLECTIVELY, THE “CHOSEN COURTS”). EACH OF THE PARTIES IRREVOCABLY WAIVES THE RIGHT TO TRIAL

BY JURY IN ANY SUCH ACTION OR PROCEEDING. EACH OF THE PARTIES HEREBY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF THE CHOSEN COURTS, AND IRREVOCABLY WAIVES ANY ARGUMENT THAT THE CHOSEN COURTS ARE AN INCONVENIENT OR IMPROPER FORUM. EACH PARTY CONSENTS TO SERVICE OF PROCESS BY A REPUTABLE OVERNIGHT DELIVERY SERVICE, SIGNATURE REQUESTED, TO THE ADDRESS OF SUCH PARTY’S PRINCIPAL PLACE OF BUSINESS OR AS OTHERWISE PROVIDED BY APPLICABLE LAW.
12. Notice. All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, (a) if given by email, when such email is transmitted to the email address set forth below or (b) if given by any other means, when actually received during normal business hours at the address specified in this Section:
If to the Company:

eHealth, Inc.
2625 Augustine Drive, Second Floor
Santa Clara, CA 95054
Attention: General Counsel
Email: legalreview@ehealthinsurance.com
With copies to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati
701 Fifth Avenue, Suite 5100
Seattle, WA 98104
Attention:  Patrick Schultheis
Email:        pschultheis@wsgr.com

Vinson & Elkins L.L.P.
1114 Avenue of the Americas, 32nd Floor
New York, NY 10036
Attention:  Lawrence S. Elbaum
 C. Patrick Gadson
Email:        lelbaum@velaw.com
      pgadson@velaw.com

If to Hudson:

Hudson Executive Capital LP
c/o Cadwalader, Wickersham & Taft LLP
200 Liberty Street
New York, New York 10281
Attention:  General Counsel
Email:       Legal@HudsonExecutive.com

With a copy to (which shall not constitute notice):

Cadwalader, Wickersham & Taft LLP
200 Liberty St.
New York, New York 10281
Attention:  Richard Brand
                 Braden McCurrach
Email:       richard.brand@cwt.com
  braden.mccurrach@cwt.com
13. Entire Agreement; Amendment. This Agreement, including exhibits and schedules attached to this Agreement, contains the entire understanding of the Parties with respect to the subject matter hereof. This Agreement may be amended only by an agreement in writing executed by the Parties, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the Party against whom such waiver or consent is to be effective. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.
14. Severability. If at any time subsequent to the date of this Agreement, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.
15. No Third Party Beneficiaries; Assignment. This Agreement is solely for the benefit of the Parties and is not binding upon or enforceable by any other persons. No Party may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void. Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the Parties, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party.
[Signature Page Follows]

If the terms of this Agreement are in accordance with your understanding, please sign below and this Agreement will constitute a binding agreement among us.
EHEALTH, INC.

By:	/s/ Scott N. Flanders
Name: Scott N. Flanders
Title: Chief Executive Officer

[Signature Page to Cooperation Agreement]

Acknowledged and agreed to as of the date first written above:
HUDSON EXECUTIVE CAPITAL LP, on behalf of itself, its affiliates and its affiliated funds
By:  HEC Management GP LLC, its General Partner
By:  DGB Hudson, LLC, its managing member

By:	/s/ Douglas G. Bergeron
Name: Douglas G. Bergeron
Title: Managing Member

[Signature Page to Cooperation Agreement]

EXHIBIT A
Press Release

eHealth Enters into Cooperation Agreement with Hudson Executive Capital

SANTA CLARA, Calif., – March 11, 2021 – eHealth, Inc. (NASDAQ: EHTH) ("eHealth" or the "Company") today announced that it has reached an agreement with Hudson Executive Capital LP (“HEC”) to immediately appoint one new director and engage in a process to mutually agree upon a second director in the next 45 days.

John Hass, former CEO of Rosetta Stone, was appointed to the Board of Directors (the “Board”) effective March 10, 2021.

Mr. Hass brings significant experience in executing value-generative transformation and advancing profitable innovation, as well as deep operational and financial expertise. With the addition of Mr. Hass and the expected appointment of an additional member in the near-term, the Company will have added or named for appointment six new directors over the last three years and its Board will consist of 10 members, nine of whom are independent.

“eHealth prides itself on its commitment to strong corporate governance and active shareholder engagement. We look forward to welcoming John and an additional independent director to our Board,” said Scott Flanders, Chief Executive Officer and Director of eHealth. “This is an important time for eHealth, and we are eager to benefit from the fresh perspectives and valuable insights of our new Board members as we continue building out our capabilities, executing our strategies and positioning our company to capture significant opportunities.”

“I am thrilled to join eHealth’s Board at a time when the Company’s mission has never been more critical,” said Mr. Hass. “eHealth has a unique platform and is well positioned to grow and win market share.”

In connection with this announcement, eHealth has entered into a cooperation agreement with HEC, which currently owns approximately 6% of the Company’s outstanding common stock.

Douglas G. Bergeron, Co-Managing Partner of HEC commented, “We appreciate the constructive dialogue we’ve had with eHealth over the last several months and to have worked collaboratively with the Board and management team to reach this resolution. We believe that the appointments of two new directors will help the Company focus on its important mission and execution.”

Pursuant to its agreement with the Company, HEC has agreed to customary standstill and voting commitments, among other provisions. The full agreement between HEC and eHealth will be filed on a Form 8-K with the U.S. Securities and Exchange Commission.

About John Hass

John Hass most recently served as Chairman of the Board and Chief Executive Officer of Rosetta Stone, leading its transformation from a CD-based language company to a growing, subscription-based educational technology business serving K-12 schools, corporations and consumers. From 1988 to October 2006, he worked at Goldman, Sachs & Co. in roles of increasing responsibility, culminating in serving as a Managing Director in the Investment Banking Division. Mr. Hass received his Bachelor of Science in Finance from the University of Illinois at Urbana-Champaign.

About eHealth

eHealth, Inc. (NASDAQ: EHTH) operates a leading health insurance marketplace at eHealth.com and eHealthMedicare.com with technology that provides consumers with health insurance enrollment solutions. Since 1997, we have connected more than 8 million members with quality, affordable health insurance, Medicare options, and ancillary plans. Our proprietary marketplace offers Medicare

Advantage, Medicare Supplement, Medicare Part D prescription drug, individual, family, small business and other plans from over 180 health insurance carriers across fifty states and the District of Columbia.

About Hudson Executive Capital LP

Hudson Executive Capital (“HEC”) is a New York City-based value-oriented investor focused on engaging with US small and mid-cap public companies with identified and actionable opportunities to create outsized returns. Seasoned operating executives Douglas Braunstein and Douglas Bergeron lead an experienced investment team to help companies catalyze value and drive returns. A group of 30+ current and former public company CEOs are LPs in the fund and support all aspects of the investment model, including idea generation, investment due diligence, and execution. For more information about HEC, please visit www.hudsonexecutive.com.

Advisors

Moelis & Company LLC is serving as financial advisor to eHealth and Wilson Sonsini Goodrich & Rosati, Professional Corporation and Vinson & Elkins L.L.P. are serving as its legal advisors. Cadwalader, Wickersham & Taft is serving as legal advisor to HEC.

Forward-Looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding the appointment of additional directors to the Company’s board of directors, the benefits of adding new directors and the execution by the Company of its business strategies.

These forward-looking statements are inherently subject to various risks and uncertainties that could cause actual results to differ materially from the statements made. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include those described in eHealth's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and available on the investor relations page of eHealth's website at http://www.ehealthinsurance.com and on the Securities and Exchange Commission's website at www.sec.gov.

All forward-looking statements in this press release are based on information available to eHealth as of the date hereof, and eHealth does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investor Relations Contact

Kate Sidorovich, CFA
Vice President, Investor Relations
2625 Augustine Drive, Second Floor
Santa Clara, CA, 95054
650-210-3111
kate.sidorovich@ehealth.com

Media Relations Contact

Lara Sasken
Vice President, Communications
2625 Augustine Drive, Second Floor
Santa Clara, CA, 95054
lara.sasken@ehealth.com

Jim Golden / Aaron Palash
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449

EXHIBIT B
Hudson Interests
On February 18, 2021, Hudson purchased 7,505 put options (with each contract having a 100 multiplier) with a strike price of $45 and a maturity date of October 15, 2021 and sold short 7,505 call options (with each contract having a 100 multiplier) with a strike price of $65 and a maturity date of October 15, 2021.